As filed with the Securities and Exchange Commission on June 26, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

HEALTHEQUITY, INC.
(Exact name of registrant as specified in its charter)

Delaware	52-2383166
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
15 W. Scenic Pointe Dr., Suite 100 Draper, Utah	84020
(Address of Principal Executive Offices)	(Zip Code)
HealthEquity, Inc. Amended and Restated 2024 Equity Incentive Plan (Full title of the plan)

Scott Cutler
President and Chief Executive Officer
15 W. Scenic Pointe Dr., Ste. 100
Draper, Utah 84020
(Name and address of agent for service)

(801) 727-1000
(Telephone number, including area code, of agent for service)

Copies to:
Matthew Haddad, Esq.
Michael A. Katz, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
(212) 728-8000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐

2

EXPLANATORY NOTE
This Registration Statement on Form S-8 registers an additional 2,455,000 shares of the Registrant’s common stock, par value $0.0001 per share, issuable under the HealthEquity, Inc. Amended and Restated 2024 Equity Incentive Plan, as amended and restated. Pursuant to General Instruction E to Form S-8, the Registrant incorporates by reference into this Registration Statement the contents of its registration statement relating to such plan, including all exhibits filed therewith or incorporated therein by reference, filed on Form S-8 on July 5, 2024 (File No. 333-280704), except as expressly modified herein.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Commission (excluding any portions of such documents that have been furnished to, and deemed not to be filed with, the Commission):

(a)
The Registrant’s Annual Report on Form 10-K, for the fiscal year ended January 31, 2026, filed on March 17, 2026 (File No. 001-36568), pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	The Registrant’s Quarterly Report on Form 10-Q for the three months ended April 30, 2026, filed on May 28, 2026 (File No. 001-36568), pursuant to the Exchange Act;

(c)	The Registrant’s Current Reports on Form 8-K, filed on March 30, 2026 (only with respect to information filed under 5.02(b)), April 6, 2026, May 8, 2026, and June 26, 2026; and

(d)
The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A filed on July 25, 2014 (File No. 001-36568) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents, reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities offered hereby have been sold or which deregister all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are “furnished” and not “filed” in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement unless the Registrant expressly provides to the contrary that such document or information is incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which is also or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 8.    Exhibits.
The Exhibits to this Registration Statement are listed in the Index to Exhibits and are incorporated herein by reference.

Incorporated by Reference
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
5.1	Opinion of Willkie Farr & Gallagher LLP					X
23.1	Consent of Independent Registered Public Accounting Firm					X
24.1	Power of Attorney (included on the signature page of this Registration Statement)					X
99.1	HealthEquity, Inc. Amended and Restated 2024 Equity Incentive Plan	DEF 14A	001-36568	Ex. C	May 13, 2026
107	Filing Fee Table					X

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Draper, State of Utah, on June 26, 2026.

HEALTHEQUITY, INC.
By:	/s/ Scott Cutler
Name:	Scott Cutler
Title:	President and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Scott Cutler and James Lucania, and each of them, as attorney-in-fact with full power of substitution and re-substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Date: June 26, 2026	By:	/s/ Robert Selander
	Name:	Robert Selander
	Title:	Chairman of the Board, Director

Date: June 26, 2026	By:	/s/ Scott Cutler
	Name:	Scott Cutler
	Title:	President and Chief Executive Officer (Principal Executive Officer)

Date: June 26, 2026	By:	/s/ James Lucania
	Name:	James Lucania
	Title:	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Date: June 26, 2026	By:	/s/ Adrian Dillon
	Name:	Adrian Dillon
	Title:	Director

Date: June 26, 2026	By:	/s/ Evelyn Dilsaver
	Name:	Evelyn Dilsaver
	Title:	Director

Date: June 26, 2026	By:	/s/ William Gassen
	Name:	William Gassen
	Title:	Director

Date: June 26, 2026	By:	/s/ Debra McCowan
	Name:	Debra McCowan
	Title:	Director

Date: June 26, 2026	By:	/s/ Rajesh Natarajan
	Name:	Rajesh Natarajan
	Title:	Director

Date: June 26, 2026	By:	/s/ Stephen Neeleman
	Name:	Stephen Neeleman, M.D.
	Title:	Founder and Vice Chairman

Date: June 26, 2026	By:	/s/ Stuart Parker
	Name:	Stuart Parker
	Title:	Director

Date: June 26, 2026	By:	/s/ Gayle Wellborn
	Name:	Gayle Wellborn
	Title:	Director

Exhibit 5.1

787 Seventh Avenue
New York, NY 10019-6099
Tel: 212 728 8000
Fax: 212 728 8111
June 26, 2026
HealthEquity, Inc.
15 W. Scenic Pointe Drive, Suite 100
Draper, Utah 84020
Re:    HealthEquity, Inc.
    Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to HealthEquity, Inc., a Delaware corporation (the “Company”), with respect to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about the date hereof. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of 2,455,000 shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”), reserved for issuance pursuant to the Company’s Amended and Restated 2024 Equity Incentive Plan (the “Plan”).
We have examined, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, papers, statutes, and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied without independent check or verification upon statements and certificates of officers and representatives of the Company.
Based on the foregoing, and subject to the limitations set forth below, we are of the opinion that, when the Registration Statement becomes effective under the Act, the Common Stock to be issued by the Company under the Plan, when duly issued and delivered pursuant to the terms of the Plan, will be validly issued, fully paid, and non-assessable.
This opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction or any other laws of the State of Delaware. This opinion speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this opinion after the date hereof.

Brussels Chicago Dallas Frankfurt Houston London Los Angeles Milan Munich New York Palo Alto Paris Rome San Francisco Washington

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and any rules and regulations promulgated thereunder.
Very truly yours,
/s/ Willkie Farr & Gallagher LLP
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Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of HealthEquity, Inc. of our report dated March 17, 2026, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in HealthEquity, Inc.’s Annual Report on Form 10-K for the year ended January 31, 2026.

/s/ PricewaterhouseCoopers LLP
Salt Lake City, Utah
June 26, 2026